Exhibit 23.6

CONSENT OF MATTHEW BOOTH

I hereby consent to the references to my name as a "qualified person" and to the incorporation by reference of any mineral resource and other analyses performed by me on behalf of Golden Minerals Company (the "Company"), which are set forth in the Company' s Annual Report on Form 10-K for the year ended December 31, 2022, in this Registration Statement on Form S-1 (the "Registration Statement") or in any amendment to the foregoing, or to any prospectuses or an1endments or supplements thereto.

Date: October 24, 2023

/s/ Matthew Booth
Matthew Booth